Exhibit 99.2

Planar Announces Sale of Medical Business Segment to NDSsi for $34.25 Million in Cash

BEAVERTON, Ore. – August 6, 2008 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions, today announced the sale of its medical business segment to NDS Surgical Imaging (a leader in the hospital surgical imaging space) for $34.25M in cash. Proceeds from the sale will be used to pay off the full outstanding balance of the Company’s current line of credit and augment future working capital needs.

“The sale of our medical business unit to NDSsi is an example of a true win-win transaction,” said Gerry Perkel, President and CEO of Planar. “We were able to strengthen our balance sheet, while allowing our medical segment diagnostic imaging customers to be served by a focused, leader in the medical imaging market.” The Company will be working with NDSsi over the next several months to insure that its Medical business unit customers are fully supported in the transition.

The sale of the Medical Business Segment is structured as a sale of all of the outstanding capital stock of Dome imaging systems, inc., a direct subsidiary of Planar, and includes all of the Company’s medical grade diagnostic imaging and patient monitor products, but will not include other products sold by other Planar business units to medical end users such as its specialty EL displays sold through our Industrial Business Unit and its commercial grade displays sold through its Commercial Business Unit. Cash proceeds will be remitted to Planar in two payments, with $30 million paid on August 6, 2008, and the remaining $4.25 million paid no later than September 25, 2008. Chela Capital Partners advised Planar on this transaction.

ABOUT PLANAR

Planar Systems, Inc (NASDAQ:PLNR) is a global leader of specialty display technology providing hardware and software solutions for the world’s most demanding environments. Hospitals, space and military programs, utility and transportation hubs, shopping centers, banks, government agencies, businesses, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

MEDIA CONTACTS: Pippa Edelen Planar Systems, Inc. 503.748.6983 pippa.edelen@planar.com or Chase Perrin GolinHarris 213.438.8788 cperrin@golinharris.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.8911 ryan.gray@planar.com